Exhibit 10.18.2
REDGATE MEDIA GROUP
REDGATE MEDIA (HK) LIMITED
Suite 2703 The Centrium
60 Wyndham Street Central
Hong Kong
Date: 3 February 2010
Reginald Kufeld Brack Jr.
12 Huntziger Drive
Greenwich, Connecticut
06831 USA
Dear Sirs,
Re: Loan Note
Reference is made to the loan of US$100,000 made by you to Redgate Media (HK) Limited on 20 May 2004 (“Loan”) as evidenced by the attached loan note (“Loan Note”). As you know, the Loan was used by Redgate Media (HK) Limited to acquire 1,000 shares in RGM Ventures Limited (“Shares”), which Shares are held by you on trust for Redgate Media (HK) Limited pursuant to a declaration of trust dated 30 June 2004.
You have stated that you wish the Loan to be repaid to you upon the initial public offering of common shares of Redgate Media Group (the “IPO”). In accordance with the provisions of the Loan Note, Redgate Media (HK) Limited has irrevocably elected to repay you by way of issuing common shares of Redgate Media Group to you at the conversion price equal to 95% of the per share IPO price (the “IPO Price”) upon the IPO (the “Share Entitlement”). As a consequence, your entitlement shall be to receive such number of common shares of Redgate Media Group equal to a fraction, where the numerator is US$100,000 and the denominator is 95% of the IPO Price (“Share Entitlement”).
Kindly sign where indicated below to agree and confirm:-
(i)	that the issuance to you of the Share Entitlement shall be in full repayment of the Loan.

(ii)	that upon receipt of the Share Entitlement, you will have no further claim pursuant to or in connection with the Loan Note.

(iii)	that you shall thereupon transfer over to Redgate Media (HK) the Shares.

(iv)	that you or your officers, directors, managers or controlling persons have a pre-existing personal or business relationship with Redgate Media Group or its officers, directors or controlling persons, and you substantial experience in evaluating and investing in/ and or providing debt financing to companies similar to Redgate Media Group so that you are capable of evaluating the merits and risks of your investment in Redgate Media Group and have the capacity to protect your own interests. You are acquainted with the business of Redgate Media Group, and have been given access to all Redgate Media Group’s information that you have requested for the purpose of evaluating your investment in Redgate Media Group. You acknowledge that you are able to fend for yourself and can bear economic risk of your investment. You acknowledge that any investment in Redgate Media Group involves a high degree of risk, and represent that you are able without materially impairing your financial condition, to suffer a complete loss of your investment. You will be acquiring the common shares of Redgate Media Group for your own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.
Yours faithfully,
For and on behalf of
REDGATE MEDIA GROUP
REDGATE MEDIA (HK) LIMITED
/s/ Peter Bush Brack
Peter Bush Brack
Director
We confirm and accept the above terms
Yours faithfully,
Reginald Kufeld Brack Jr.
/s/ Reginald Kufeld Brack Jr.